Exhibit 99.1
During the first quarter of 2025, Company Management determined that certain businesses within the Services product line would be better aligned with Management oversight in the Components product line. As such, Sales by product line for 2024 and 2023 have been recast to conform to the current period presentation as shown below:

	As Reported		As Recast
In millions	Services	Components	Services	Components

2024
Three Months Ended March 31	$829	$293	$738	$384
Three Months Ended June 30	829	322	737	414
Six Months Ended June 30	1,658	615	1,475	798
Three Months Ended September 30	917	296	842	371
Nine Months Ended September 30	2,575	911	2,317	1,169
Three Months Ended December 31	806	282	702	386
Year Ended December 31	$3,381	$1,193	$3,019	$1,555

2023
Three Months Ended March 31	$707	$258	$619	$346
Three Months Ended June 30	810	274	717	367
Six Months Ended June 30	1,517	532	1,336	713
Three Months Ended September 30	787	293	687	393
Nine Months Ended September 30	2,304	825	2,023	1,106
Three Months Ended December 31	958	269	854	373
Year Ended December 31	$3,262	$1,094	$2,877	$1,479